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Jzaneen Lalani Vice President, Legal Affairs (201) 802-7140	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Announces $32.2 Million Financing
- Company Appoints Vaughn M. Kailian to Board of Directors -

Montvale, NJ – October 5, 2006 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has entered into a definitive purchase agreement for a private placement of an aggregate of approximately 28.2 million newly issued shares of common stock at a price of $1.11 per share to Great Point Partners and MPM Capital, as well as existing institutional investors and other accredited investors. The Company will also issue warrants for the purchase of an aggregate of approximately 7.1 million additional shares of common stock at an exercise price of $1.33 per share to these investors. The financing will raise gross proceeds of approximately $32.2 million. Memory Pharmaceuticals intends to use the net proceeds from the financing to advance its clinical, preclinical and exploratory research programs and for other working capital and general corporate purposes.

Memory Pharmaceuticals also announced that, concurrent with the closing of the financing, Vaughn M. Kailian, a General Partner of MPM BioVentures IV, LP, will be appointed to its Board of Directors. Mr. Kailian previously served as Vice Chairperson of the Board of Directors of Millennium Pharmaceuticals, Inc. and was head of the Millennium commercial organization. Prior to that, he served as Chief Executive Officer, President and Director of COR Therapeutics, Inc. He is currently a member of the board of BIO Ventures for Global Health and the New England Healthcare Institute.

The offering is expected to close in two tranches, based on the applicability of certain Nasdaq rules. The first tranche is expected to close on or about October 16, 2006 and will result in gross proceeds of approximately $26.7 million. The closing of the second tranche may be subject to stockholder approval.

The securities being sold in this private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. The shares were offered and will be sold only to qualified institutional investors and a limited number of accredited investors. Memory Pharmaceuticals has agreed to file a registration statement with the SEC covering resale of the common stock issued in the private placement and issuable upon the exercise of the warrants.

This release is not an offer to sell or the solicitation of an offer to buy the shares of common stock of Memory Pharmaceuticals.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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